SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM SB-2
                       AMENDMENT NO.1

                   REGISTRATION STATEMENT
              Under the Securities Act of 1933

               Commission file number: 0-17232

                 CAPITAL RESERVE CORPORATION
       (Name of small business issuer in its charter)

                COLORADO                   84-0888594
     (State or other jurisdiction of    (I.R.S. Employer
   incorporation or organization)     Identification No.)

                   335-25TH STREET, S.E.,
              CALGARY, ALBERTA, CANADA T2A 7H8
                  Telephone: (403) 204-0260

(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                    W. SCOTT LAWLER, ESQ.
                PRESIDENT AND GENERAL COUNSEL
                 CAPITAL RESERVE CORPORATION
                    335-25TH STREET S.E.
                  CALGARY, ALBERTA T2A 7H8
                       (403) 204-0260
    (Name, address, including zip code and telephone number, including area code, of agent for service)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the effective date of this
                   Registration Statement.

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to
    Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X].

If this Form is a post-effective amendment filed pursuant to
  Rule 462(c) under the Securities Act, check the following
   box and list the Securities Act registration statement number of the earlier effective registration statement for
                  the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to
  Rule 462(d) under the Securities Act, check the following
   box and list the Securities Act registration statement number of the earlier effective registration statement for
                  the same offering. [    ]

    If delivery of the prospectus is expected to be made
   pursuant to Rule 434, check the following box.  [    ]

               CALCULATION OF REGISTRATION FEE


Title of Each                            Proposed
Class of          Amount      Proposed  Aggregate     Amount of
Securities        to be       Offering   Offering    Registration
                Registered     Price1     Price1         Fee

Common Stock,    2,000,000     $3.00     $4,000,000    $1,056.00
no par value

Common stock,    3,030,644     $2.004    $6,061,288    $1,600.00
no par value2

Common stock,      213,000     $2.004    $  426,000    $  112.46
no par value3



1. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

2. Represents common stock to be registered on behalf of Selling Shareholders.

3.  Issuable upon exercise of warrants issued to certain
    Selling Shareholders.  See, "Selling Shareholders".

4. This price is based on latest sales price of the stock on the market. Actual offering price shall be based upon market price at time of offering.

     The information in this preliminary prospectus (this "Prospectus") is not complete and may be changed. We may not sell these securities nor may offers to buy be accepted prior to the time the Registration Statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

   Subject to Completion, dated September 20, 2000

             CAPITAL RESERVE CORPORATION

    Up to a maximum of 2,000,000 common shares.

    3,030,644 common shares being registered on behalf of Selling
    Shareholders.

   213,000 common shares underlying warrants being registered on behalf of certain Selling Shareholders

   We shall receive proceeds from the sale of the 2,000,000 shares of common stock offered hereby after paying commissions of six to ten percent (6-10%) and before estimated expenses of $45,000.

   We will not receive any cash or other proceeds in connection with the sale of shares of common stock offered by the Selling Shareholders (the "Selling Shareholders") except to the extent that any of the outstanding warrants for 213,000 shares of common stock are exercised.

   The Selling Shareholders may sell the shares as detailed in the section entitled "Plan of Distribution".

   The Securities and Exchange Commission (the "SEC") may deem each Selling Shareholder to be an underwriter under the U.S.
   federal Securities Act of 1933 (the "Securities Act").

   Our common stock is quoted on the NASD's OTC Bulletin Board
   ("OTC/BB") under the symbol "CRCWA". On September 15, 2000, the closing sales price of our common stock on the OTC/BB was $1.875.

   YOU SHOULD CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON
        PAGE 7 BEFORE INVESTING IN OUR COMMON STOCK.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
   SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
   SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL
   OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      TABLE OF CONTENTS

PROSPECTUS SUMMARY                                              5
ABOUT CAPITAL RESERVE CORPORATION                               5
THE OFFERING                                                    5
FORWARD LOOKING STATEMENTS                                      6
RISK FACTORS                                                    7
WHERE YOU CAN FIND MORE INFORMATION                             9
USE OF PROCEEDS                                                10
DETERMINATION OF OFFERING PRICE                                10
DILUTION                                                       11
SELLING SHAREHOLDERS                                           11
PLAN OF DISTRIBUTION                                           15
LEGAL PROCEEDINGS                                              15
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS   15
DESCRIPTION OF CAPITAL STOCK                                   18
INTERESTS OF NAMED EXPERTS & COUNSEL                           19
DESCRIPTION OF BUSINESS                                        19
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION      21
DESCRIPTION OF PROPERTY                                        25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                 26
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS       27
EXECUTIVE COMPENSATION                                         28
FINANCIAL STATEMENTS                                           32
INDEMNIFICATION OF DIRECTORS AND OFFICERS                      56
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                    59
LEGAL OPINION                                                  59
RECENT SALES OF UNREGISTERED SECURITIES                        59
EXHIBITS AND REPORTS ON FORM 8-K.                              60
UNDERTAKINGS                                                   61
SIGNATURES                                                     63

                     PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we have referred you to.

ABOUT CAPITAL RESERVE CORPORATION

Capital Reserve Corporation intends to become a recognizable company in the oil and gas industry. At present, Capital Reserve Corporation is primarily involved in the review of exploration and development targets to build its oil and gas asset base. Capital Reserve Corporation has also made an initial investment in a technology whose applications are specifically tied to the oil and gas industry. Capital Reserve Corporation's business plan is to position itself in projects which will significantly increase its asset base.

Capital Reserve's  principal executive offices are located
at 335-25th Street S.E., Calgary, Alberta T2A 7H8 and the
telephone number at that location is (403) 204-0260.   As
used in this prospectus, the terms "we", "us", "our" and "the Company" mean Capital Reserve Corporation, a Colorado corporation, and its subsidiaries and predecessors, unless the context indicates otherwise.

                        THE OFFERING


The Offering                       Capital Reserve Corporation is
                                   offering up to 2,000,000 shares
                                   of common stock at $
                                   per share.  There is no minimum
                                   offering amount.

Resales by Selling Shareholders    We are registering 3,243,644
                                   common shares on behalf of
                                   Selling Shareholders (including
                                   warrants for 213,000 shares of
                                   common stock). We will not
                                   receive any cash or
                                   other proceeds from the Selling
                                   Shareholders' sale of their
                                   common shares.  We are not
                                   selling any common shares on
                                   behalf of Selling Shareholders.
                                   We have no control or affect on
                                   these Selling Shareholders.
                                   See "Selling Shareholders."

Common Shares Outstanding Prior
to this Offering                   6,136,393

Common Shares to be Outstanding
After this Offering (assuming
exercise of the Warrants)          8,349,393

Percent of Outstanding Common
Shares Offered by Selling
Shareholders                       52.9 %

Gross Proceeds after
Maximum Offering                   __________________

Use of Proceeds from Sale of
Common Shares                      Capital Reserve intends to use
                                   the funds from the sale of its
                                   common stock primarily for
                                   operating capital, acquisitions and
                                   exploration and development in the
                                   oil and gas industry.  See "Use of
                                   Proceeds."

Market For Common Stock            The Company's common stock
                                   trades on the Over-the-Counter
                                   Bulletin Board under the ticker
                                   symbol "CRCWA".

Risk Factors                       An investment in Capital
                                   Reserve Corporation has
                                   material risks, such as
                                   uncertainty of future financial
                                   results, liquidity dependent on
                                   additional capital and debt
                                   financing, and risks related to
                                   our operations.  See "RISK
                                   FACTORS".


Transfer Agent
Our transfer agent is:             Computershare
                                   12039 West Alameda Parkway
                                   Lakewood, Colorado 80228
                                   (303) 984 - 4000



                 FORWARD LOOKING STATEMENTS

This registration statement includes or incorporates by reference forward-looking statements that reflect our current view of future events and financial performance.
These forward-looking statements are subject to numerous risks and uncertainties, including those factors discussed elsewhere in or incorporated by reference into this prospectus, the prospectus supplement, any pricing supplement and our other filings with the SEC.

These risks and uncertainties could cause actual results or events to differ materially from anticipated or historical results. You can identify forward-looking statements by our use of words like "anticipate," "believe," "budget," "estimate," "expect," "forecast," "intend," "may," "plan," "predict," "project," "should", "could" and similar expressions. Any statement that is not a historical fact is a forward-looking statement. We caution you not to place undue reliance on these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

The following is a summary of some of the significant risks
relating to the projects of the Company and the Company.
The following should not be interpreted as a representation
that the matters referred to herein are the only risks
facing the Company, nor should the reference to the risks
herein be deemed a representation that such risks are of
equal magnitude.    If any of the following risks actually
occur, our business, financial condition or results of operations could be materially adversely affected.

RISKS RELATING TO OUR BUSINESS:

The Registrant's Business

The Company intends to become a recognizable company in the oil and gas industry. At present, the Company is primarily involved in the review of exploration and development targets to build its oil and gas asset base. The Company has also made an initial investment in the CPJ Technology whose applications are specifically tied to the oil and gas industry. Capital Reserve's mandate is to position itself in projects which will significantly increase its asset base. There can be no assurance that management will be able to achieve these goals. Moreover, at the present time, the CPJ Technology's commercial applications have not yet been proven. In addition, the Company has not finalized its agreements for the acquisition of a portion of the ownership of this technology.

Lack of Operating History

We do not have an operating history upon which an evaluation of our prospects can be based, therefore, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by small companies seeking to identify and fund business opportunities which may have substantial risk of failure. We need to add more employees and associates to our staff who have experience in the industries which we expect to target to develop the Company. To address these risks, we must, among other things, attract, retain and motivate qualified personnel.
We have no assurance that we will be able to meet the challenge of managing an operating business or of attracting the required experienced personnel to operate our business. Lack of Recent Profits from Operations

We have incurred losses and anticipate continued losses in the future. As of December 31, 1999 we had an accumulated deficit of $3,382,550, and as of June 30, 2000, we had an accumulated deficit of $3,705,027, based on our unaudited financial statements. We have not yet achieved profitability and expect to continue to incur net losses until we recognize sufficient revenues from cash flow from oil and gas operations, cash flow from real estate investments or our investment in a proprietary, oil and gas related technology, referred to as the "CPJ Technology". See, "Management's Discussion and Analysis or Plan of Operation - General". We can give no assurance that we will achieve or sustain profitability.

No Assurance of Adequate Capital

We cannot be assured that we will have sufficient revenues from operations to cover operating expenses, and there is no assurance that the Company will generate future revenues from operations sufficient to cover its administrative expenses and sustain planned growth. In the event that additional capital is required, there can be no assurance that the Company can successfully raise such additional funds.

No Assurance of Return on Investment

Even if the Company is successful in locating suitable acquisitions or merger candidates and completing such transactions, there can be no assurance that the investors will receive from the Company amounts equal to their investment in the Company. Given the substantial risk of "shell" corporations, such as ours, the revenues from operations may be insufficient to provide the return of any portion of the investors investments. No investment should be made by a person who is not in a position to lose the entire amount of their investment.

No Assurance of Cash Distributions

There is no assurance that the Company will realize any revenues so that cash will be available for payments or dividends on the Company's shares. The Company intends to retain future earnings, if any, to provide funds for the operations of its business and, accordingly does not anticipate paying any cash dividends on the Common Shares in the foreseeable future, and there can be no assurance that the Company will ever declare or pay dividends on its Common Stock.

Relationships of Management

The officers and directors of the Company are or may be officers and directors of affiliates of the Company and/or officers and directors of other corporate entities, which are not affiliates of the Company. Such affiliates or non-affiliates may be involved in business enterprises similar to those conducted by the Company.

Legal Representation

The Company's in-house General Counsel provides legal advice to the Company with regards to certain matters. The Company's in-house General Counsel is also an officer and director of the Company. Other legal firms may provide legal services in the future to the Company and its officers and directors. Possible representation of both the Company and the officers and directors of the Company and its affiliates may result in conflicts of interest for such counsel. It is expected that the Company would retain independent counsel only in the event that litigation arises between the Company and its officers and directors and affiliates and any entities represented by non-independent counsel.

Marketability of Oil and Gas Affected by Many External
Factors

As a significant portion of the Company's projected revenue stream will depend on revenues obtained from oil and gas operations, it is necessary to note that in general the marketability of oil and gas can be affected by numerous external factors beyond the control of the Company and/or its customers. These factors include market fluctuations, the world price of oil, the supply and demand for gas, the deregulation of gas prices, the proximity to and capacity of oil and gas pipelines and processing equipment, and government regulations, including regulations relating to prices, taxes, royalties, land tenure, allowable production and the import and export of oil and gas and environmental protection. The effect of these factors on the Company's project cash flows cannot be accurately predicted.

Environmental Laws Relating to the Protection of the Environment

The Company may become subject to extensive laws and regulations relating to the protection of the environment. Violators of these laws and regulations may be subject to substantial fines, criminal sanctions or third party lawsuits and may be required to install costly remedial equipment or in some cases curtail operations. It may be necessary to obtain certain permits or to post bonds with notices to several governmental agencies including the applicable environmental agency. Such licenses, bonds and special work permits may require additional capital from the Company. The amounts required will vary and cannot be determined at this time.

Lack of Public Market

The Company's Common Stock is quoted on the NASD Over-the-Counter Bulletin Board ("OTC Bulletin Board"). Quotations on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Although the Company's Common Stock is quoted on the OTC Bulletin Board, the Common Stock may be subject to certain rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00 (other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities). The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver standardized risk disclosure documents prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you access over the Internet at http://www.sec.gov.

                   USE OF PROCEEDS

The Company is registering 2,000,000 shares of its common stock in this Registration Statement which will be sold by the Company at certain times that it deems to be in its best interests. Assuming successful completion of the offering, the Company shall receive net proceeds of $
, after payment of commissions that will range between six percent and ten percent. The commission amount would only be payable if a broker-dealer is engaged. If the Company raises significantly less than the maximum amount, it will be able to pay operational expenses but will have less working capital to affect any further acquisitions. The Company shall utilize the net proceeds from the sale of its common stock as described below. The proceeds are to be utilized over a six-month period.

Gross Proceeds                            __________
    less commissions                      __________
    less offering expenses                $   45,000

Net Proceeds                              __________

Acquisition Costs                         $1,800,000
Exploration and Development               $2,805,000
Working Capital                           $  750,000

The securities of the Selling Shareholders offered pursuant to this Registration Statement and Prospectus are for the benefit of such Selling Shareholders. The Company is not selling common stock on behalf of the Selling Shareholders and has no control or effect on the 3,130,644 common shares and the 213,000 common shares underlying the warrants of certain of these Selling Shareholders. The warrants have an exercise price of $1.00 per share (the "Warrants"). Therefore, the Company will not share in or receive any part of the proceeds realized on the sale of any of the 3,130,644 shares offered by the Selling Shareholders.

Any proceeds received from the exercise of the Warrants shall be utilized for general working capital requirements.


           DETERMINATION OF OFFERING PRICE

The Offering Price will be determined by the prevailing market price at the time of the sales by the Selling
Shareholders. The Shares offered by the Company hereunder shall be priced at a later date. This Registration
Statement shall be amended at the time that the offering price for such shares is determined.

                       DILUTION

Our net tangible book value at December 31, 1999 was $0.00 per share of common stock due to the fact that at such time the Company was in a deficit position in shareholders'
equity on its financial statements.   As of June 30, 2000,
our net tangible book value, on an unaudited basis, was $0.20 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. Common shares outstanding following completion of the 2,000,000 shares offered by the Company and the issuance of the 213,000 shares upon exercise of the Warrants will be 8,342,726. The dilutive effect per share as of the latest date of our unaudited financial statements (June 30, 2000) will be a decrease from $0.20 per share to $ per share.

                 SELLING SHAREHOLDERS

The Selling Shareholders may sell their common stock in one or more transactions (which may include "block" transactions in the Over-the-Counter market), in negotiated transactions in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the common stock and the shares underlying the warrants directly to purchasers, or may to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the common shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of the common shares might be deemed to be Aunderwriters@ within the meaning of Section 2(11) of the Securities Act of 1933, and any discount or commission received by them and any profit on the resale of the common shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

The Company is not aware of any current or future plans, proposals arrangements or understandings by any Selling
Shareholders to distribute their Shares to their respective outstanding shareholders or partners.

The Company is not aware of any plans, arrangements or understandings by any Selling Shareholders to sell their Shares to any particular individual(s) or to use such Shares to satisfy contractual obligations.

The Company will receive no portion of the proceeds from the sale of the Shares by the Selling Shareholders and will pay some of the costs relating to the registration of this Offering (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be paid by the Selling Shareholders.

This offering by Selling Shareholders will remain outstanding until all common shares are sold or until terminated by the selling shareholders. On behalf of the Selling Shareholders, we are registering 3,130,644 common shares currently outstanding and shares underlying warrants that are held by certain Selling Shareholders. The percentage owned prior to and after the offering reflects all of the then-outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the Selling Shareholders.

Following is a list of Selling Shareholders whose shares are being registered and offered by this Registration Statement, which list includes each Selling Shareholder's name, any position or natural relationship with the Company or any of its predecessors or affiliates during the past three (3) years, the amount of securities owned by each Selling Shareholder prior to the offering, the amount to be offered for the Selling Shareholder account and the amount and percentage (if more than one percent) of the class to be owned after the offering is complete, including the Company's offering and issuance of 2,000,000 shares hereunder.


Name               Position/Relat  # of       # of     # of      % of
                   ionship to the  Shares     Shares   Shares    Class
                   Company (last   owned      Offered  owned     owned after
                   Owned 3 years)  prior to   by Sell  after     Offering
                                   Offering   ing      Offering
                                              Share
                                              Holder

Allison Stephanson    None             20,000    20,000     0      0

293020 B.C. Ltd.      None              4,000     4,000     0      0

555344 B.C. Ltd.      None             13,333    13,333     0      0

724500 Alberta Ltd.   None              3,333     3,333     0      0

Allen Menning         None              6,666     6,666     0      0

American
 International
 Investors Ltd.       None             20,000    20,000     0      0

Andre Arrata          None              6,666     6,666     0      0

Art Willms            None              3,334     3,334     0      0

Astral
 Enterprises Inc.     None             13,334    13,334     0      0

Barbara Romano        None              6,666     6,666     0      0

Beaufort
 Corporation          None            130,000   130,000     0      0

Brian Carey           None              3,334     3,334     0      0

Fern McMillan         None              1,334     1,334     0      0

Charlotte Village
 Limited              None             13,334    13,334     0      0

Chung S. Yue          None             33,334    33,334     0      0

Clint Stewart         None              6,666     6,666     0      0

Colin Lynch           None              4,000     4,000     0      0

Collin Harris         None              6,666     6,666     0      0

David Romano          None              6,666     6,666     0      0

Deborah Louise
 Kennedy              None             13,333    13,333     0      0

Derek Boniecki        None              6,666     6,666     0      0

N. Desmond Smith      None             33,334    33,334     0      0

Dinesh Dattani        None             20,000    20,000     0      0

Dirk Lohrisch         None              1,334     1,334     0      0

Don Byers             None             33,334    33,334     0      0

Dorothy Cassidy       None              1,667     1,667     0      0

Douglas Danforth      None              4,000     4,000     0      0

DSK Consulting
 Ltd.                 None             13,334    13,334     0      0

Dwayne Lashyn         None             13,334    13,334     0      0

EBM Investments Inc.  None             33,334    33,334     0      0

Ed Chynoweth          None              6,666     6,666     0      0

Eileen Stelting       None              9,334     9,334     0      0

Elaine Fales          None              1,334     1,334     0      0

Elston Johnston       None             13,334    13,334     0      0

Famourios
 Vendouris            None              4,000     4,000     0      0

Fred Alexander
 Prof. Corp.          None              6,666     6,666     0      0

Garnet Ferguson       None              3,333     3,333     0      0

Gary Wotton           None              2,666     2,666     0      0

Geoffrey Saxton       None             20,000    20,000     0      0

George Christou       None              3,333     3,333     0      0

George Eger           None              2,666     2,666     0      0

Glen Stelting         None             13,333    13,333     0      0

Harold Pederson       None             13,334    13,334     0      0

Harvey Nahirny        None             20,000    20,000     0      0

Jared Fales           None                134       134     0      0

Jeanette Eger         None              2,666     2,666     0      0

Jennifer Fallow       None                867       867     0      0

John Kreviazuk        None              6,666     6,666     0      0

Kerri Wotton          None              1,333     1,333     0      0

Larry Dziwenka        None              3,334     3,334     0      0

Laura Romano          None              6,666     6,666     0      0

Marten Gravel         None              4,000     4,000     0      0

Maureen Hawkins       None              6,666     6,666     0      0

Michael Buna          None                667       667     0      0

Miliro Services
 Limited              None             13,500    13,500     0      0

Noble House
 Investments
 Inc.                 None              6,666     6,666     0      0

Patricia Hawkins      None              6,000     6,000     0      0

Peabody Financial
 Ltd.                 None              6,666     6,666     0      0

Revival Resources
 Ltd.                 None             50,000    50,000     0      0

Robert Achtymichuk    None              1,667     1,667     0      0

Rod Burns             None              2,666     2,666     0      0

Shaun Lucas           None                666       666     0      0

Stephen Petts         None              2,666     2,666     0      0

Thomas J. Taylor      None              6,666     6,666     0      0

Tom Ringoir           None             33,334    33,334     0      0

Tyler Cran            None              6,666     6,666     0      0

Star Investments
 LLC                  None             13,334    13,334     0      0

Victor Kellough       None              6,666     6,666     0      0

586180 Alberta Ltd.   None             13,334    13,334     0      0

655835 Alberta Ltd.   None             66,666    66,666     0      0

Allan Frame           None              3,334     3,334     0      0

Leslie Haworth        None              6,666     6,666     0      0

Doug Steer            None              6,666     6,666     0      0

Elaine Kennedy        None              6,666     6,666     0      0

Gabe Hoffart          None              5,334     5,334     0      0

Gabrielle Wallack     None              6,666     6,666     0      0

Garrett Greene        None             17,334    17,334     0      0

Hugo Kotar            None              3,333     3,333     0      0

Jason Gurandiano      None             20,000    20,000     0      0

Joe Gormley           None             10,000    10,000     0      0

John Feeley           None              6,666     6,666     0      0

John Lagourgue        None              6,666     6,666     0      0

John Stavros
 Theodoropoulis       None              6,666     6,666     0      0

Joseph Copon          None              3,334     3,334     0      0

Keith Bekker          None              3,334     3,334     0      0

Keith Williams        None              4,000     4,000     0      0

Ken Buna              None                667       667     0      0

Maximilian Griesser   None             10,000    10,000     0      0

Douglas Raspberry     None             20,000    20,000     0      0

Gaba Ventures         None            100,000   100,000     0      0

James MacKay          None              4,500     4,500     0      0

Adrianne Damgaard     None             40,000    40,000     0      0

Ralph W. Thompson     None             20,000    20,000     0      0

Kevin Petford         None              2,000     2,000     0      0

Lorenzo Ferri         None              6,666     6,666     0      0

Michael James         None             13,334    13,334     0      0

Scott Fleurie         None              4,000     4,000     0      0

Sharon Parker         None              3,334     3,334     0      0

Sommerset
 Holdings Inc.        None              6,666     6,666     0      0

Terry Sklavenitis     None             13,333    13,333     0      0

Jean Dan Management   None             11,100    11,100     0      0

Scott Koyich          None             10,667    10,667     0      0

447017 B.C. Ltd.      None             59,744    59,744     0      0

CMJ Consulting Ltd.   None             10,000    10,000     0      0

Kelly Warrack         None                900       900     0      0

Terry Eger            None              6,820     6,820     0      0

Nicole Kotar          None              4,000     4,000     0      0

Sunshine Pacific
 Corporation          None             50,000    50,000     0      0

Marilyn Murphy        None             60,000    60,000     0      0

Lorraine Jones        None             20,000    20,000     0      0

Bahamian Overseas
 Investment Fund
 Sociedad             None            316,002   235,000   81,002  1.0%

Caribbean Overseas
 Investments
 Limited              None            417,420   320,000   97,140  1.2%

Buccaneer Holdings
 Inc.                 None            429,502   200,000  229,502  2.8%

Ocean Exploration
 Limited              None            396,827   381,007   15,820    0%

Karl Cernovitch       None             10,000    10,000     0       0

Ralph Newton       President          100,000   100,000     0     1.4%
                   1982-1998


                 PLAN OF DISTRIBUTION

The Company hereby offers up to 2,000,000 shares of its common stock at a price per share to be determined at a later date. The Company is offering the shares on a "direct participation" basis by W. Scott Lawler, the Company's President and a member of its Board of Directors, the Company's other Officers and Directors, the Company's promoters, and other affiliates of the Company and possibly selected broker dealers.

Selected broker-dealers and others assisting in the sale and shall receive a sales commission of up to 10% for any shares sold by them. The Company reserves the right to withdraw, cancel or reject any offer in whole or in part. The shares offered by the Company hereunder shall not be sold to insiders, control persons or affiliates of the Company.

The Company has made no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of our securities.
When, in the future, assuming such participation develops, the registration statement will be amended to identify such persons.

Offering period. The offering by the Company hereunder will terminate on or before March 1, 2001. In the Company's sole discretion, it can extend its offering of common shares for up to thirty (30) day periods, but in no event later than June 30, 2001. In the case of the Selling Shareholders, the offering of their Shares shall continue until the Shares are sold.

                  LEGAL PROCEEDINGS

The Company is not involved in any legal proceedings as of the date of this prospectus.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of all directors and executive officers of the Company as of the date of this report, indicating all positions and offices with the Company held by each such person:

NAME                 AGE        POSITION

W. Scott Lawler       39        President and Director; and
                                Director of Capital Reserve
                                Canada Limited

Sharon M. Patmore     58        Secretary and Director

James F. Marsh        77        President and Director of
                                Capital Reserve Canada Limited


The Company's directors are elected by the holders of the Company's common stock. Cumulative voting for directors is not permitted. The term of office of directors of the Company ends at the next annual meeting of the Company's shareholders or when the successors are elected and qualified. The annual meeting of shareholders is specified in the Company's bylaws to be held on the fourth Friday in August of every year and the last annual meeting was held on August 27, 1993. The term of office of each officer of the Company ends at the next annual meeting of the Company's Board of Directors, expected to take place immediately after the next annual meeting of shareholders, or when his successor is elected and qualifies. Except as otherwise indicated below, no organization by which any officer or director previously has been employed is an affiliate, parent, or subsidiary of the Company.

W. SCOTT LAWLER has been President and a director of the Company since November 1, 1999 and a director of Capital Canada since its inception on December 8, 1999. Mr. Lawler is an attorney and is admitted in the States of California and Utah. Mr. Lawler received a Bachelor's Degree in business management in 1984 from Brigham Young University and his Juris Doctorate degree from U.S.C. Law Center in 1988. Mr. Lawler was admitted to the California State Bar in 1988 and the Utah State Bar in 1995. Mr. Lawler has been the principal of Lawler & Associates, specializing in corporate and securities matters, since 1995.

SHARON M. PATMORE has been a director of the Company and the Secretary since October 6, 1998. Ms. Patmore is the sole
employee and President of Sharon Patmore Agencies.   Ms.
Patmore's responsibilities with Sharon Patmore Agencies include sales and corporate management.

JAMES F. MARSH has been President and a director of Capital Canada since its inception on December 8, 1999. In addition to his military accomplishments, Mr. Marsh, B.SC., M.B.A., Brig. Gen. (Ret'd.), has served as chairman, president and director of numerous public and private companies for over 30 years. Mr. Marsh presently specializes in start-up corporations and corporate restructures. Mr. Marsh has successfully managed mineral exploration for both junior and senior mining companies and junior oil and gas exploration projects. Mr. Marsh is also a retired construction executive and developer who spent several years in the commercial building industry as an architect. Since 1996, Mr. Marsh has been the president of Texas T. Petroleum Ltd., a Colorado oil and gas corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth information, as of July 7, 2000, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, by each of the Company's officers and directors, and by the officers and directors of the Company as a group. The Company converted all 250,000 outstanding shares of its Class B Preferred Stock in the last quarter of 1999 in accordance with the election of the holders of a majority of such shares. The holders of shares of Class B Preferred Stock received a total of 200,000 shares of Class A Common Stock for their 250,000 preferred shares of Class B or a conversion of .8 to 1. Information is also provided regarding beneficial ownership of Common Stock if all of the 2,000,000 shares offered by the Company hereunder are sold and if all outstanding warrants are exercised and the underlying 213,000 additional shares of Common Stock are issued:

                          COMMON STOCK
                            NUMBER OF    CURRENT PERCENT   PERCENT OF
BENEFICIAL OWNER             SHARES       OF CLASS (1)     CLASS AFTER
                                                           COMPLETION
                                                           OF OFFERING

Grotto Holdings             325,000       5.3%             3.9%
25 Regent Street
Belize City, Belize,
Cent. Am.

Buccaneer Holdings Ltd.     429,502       7.0%             5.1%
25 Regent Street
Belize City, Belize,
Cent. Am.

Bahamian Overseas           316,002       5.2%             3.8%
Investment Fund
Sociedad
P.O. Box N-4825
Nassau, Bahamas

Caribbean Overseas
Investments Ltd.            417,140       6.8%             5.0%
25 Regent St.,
Belize City, Belize
Central America

Ocean Exploration Ltd.
25 Regent St.,
Belize City,
Belize, Central
America                     396,827       6.5%             4.8%

Stone Canyon
   Resources Ltd.
335 25th Street, S.E.
Calgary, Alberta            817,050      13.3%             9.8%

W. Scott Lawler             193,964       3.2%             2.3%
335-25th St., S.E.
Calgary, Alberta
T2A 7H8

Sharon Patmore              -0-           -                --
#11-1861 Beach Ave.
Vancouver, British
Columbia V6G 1Z1
Canada

Officers and
Directors as a              193,964      3.2%             2.4%
Group (2 persons)

(1)  Based on 6,136,393 shares of Common Stock outstanding.


CHANGES OF CONTROL

Management is in the process of seeking a viable company to acquire or with which to merge. Until such company can be identified, the Company has only limited sources of income. There is no guaranty that management will be able to locate any such company. If the Company is able to find a suitable merger or acquisition candidate, any such merger or acquisition would most likely result in the Company having to issue a substantial amount of stock to consummate the transaction.

                DESCRIPTION OF CAPITAL STOCK

The total number of shares of all classes of stock that the Company is authorized to issue is 20,000,000 shares of common stock, no par value. The Company had 6,136,393, shares of common stock outstanding as of August 7, 2000.

COMMON STOCK

The holders of common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors, except as may be, in the future, provided in any resolutions adopted by our board of directors with respect to any series of preferred stock. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of shares of common stock exclusively possess all voting power of our stockholders. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to those dividends as may be declared from time to time by the Board of Directors from funds available for dividends.

            INTERESTS OF NAMED EXPERTS & COUNSEL

None of the experts or counsel named in the prospectus are affiliated with the Company or its wholly-owned subsidiary, Capital Reserve Canada Ltd., except Mr. W. Scott Lawler, who is a member of the Board of Directors and President of Capital Reserve and a member or the Board of Directors of Capital Reserve Canada Ltd., as well as legal counsel. Mr. Lawler will receive no direct or indirect interest in the Company as a result of this Registration Statement, nor will he receive any continued income as a result of this Registration Statement.

                    DESCRIPTION OF BUSINESS

Capital Reserve Corporation (the "Company") was incorporated under the laws of the State of Colorado on August 3, 1982, for the purpose of operating as a financial services holding company.

>From 1988 through October 1994, the Company and its subsidiaries solicited various life, accident and health insurance policies in the states of Colorado, New Mexico and Arizona. In October 1994, the Company determined it could no longer maintain capital and surplus requirements for its insurance operations.

>From 1995 through June 1996, the Company's primary business was the rental of real property. On July 3, 1996, the Company sold its only property for net proceeds of $501,276.

In 1997, the Company, through its wholly-owned subsidiary, Wall Street Investment Corp (WSIC), attempted to start a financial consulting services business. However, as of April 10, 1999, WSIC was no longer conducting operations and in July 2000 was dissolved.

As of the date of this filing, the Company has one (1) wholly-owned subsidiary, Capital Reserve Canada Limited
("Capital Canada").

Capital Canada was incorporated in the Province of Alberta, Canada, on December 8, 1999 and is in the business of locating and acquiring oil and gas properties.

As of June 30, 2000, the Company had funded, by way of repayable loans, $505,806 for the development of a heavy-oil upgrading technology. The Company made these funds available to Texas T Petroleum Ltd., a Colorado corporation, of which Mr. James F. Marsh is president and a director; Mr. Marsh is also the president and a director of Capital Canada. See "Directors, Executive Officers, Promoters and Control Persons".

CURRENT OPERATIONS

In January 2000, Capital Canada acquired approximately
14,107 square feet of office and laboratory space in the City of Calgary pursuant to a written lease agreement with a purchase option. The agreement is more particularly described below. See "Description of Property".

During the quarter ended March 31, 2000, Capital Canada arranged a stand-by operating line of credit with the Alberta Treasury Branch ("ATB") in the amount of approximately $690,000 ($1,000,000 CDN based on then-prevailing exchange rates) for the purpose of oil and gas acquisitions and operating expenses. The line has an annual interest rate of the Bank of Canada prime rate plus one percent (1%) and an annual standby fee of 2 of 1% of the amount not drawn down on the line of credit.

During the quarter ended March 31, 2000, Capital Canada acquired the following interests in a producing oil and gas field in Alberta known as Chestermere:

   - a 5% interest in the Cross 10-21 well;
   - a 5% interest in three additional wells; and
   - a 5% interest in the Cross 10-21 Battery.

The cost of the acquisition was approximately $621,000.00 ($900,000 CDN) paid in cash and 817,050 shares of common stock of the Company, at a deemed price of $0.50 U.S. per share. The cash payment was made from the draw down of $207,000.00 ($300,000 CDN) from the operating line of credit provided by the ATB.

This initial acquisition will provide the basis upon which the Company can build its oil and gas division. The Company is presently negotiating other acquisitions of oil and gas assets.

The Company also has acquired office and laboratory facilities which produce monthly rental income, and receives interest income on its investment in a heavy oil upgrading technology.

On July 22, 1999, the Company commenced a private placement offering, pursuant to Rule 506 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, of up to 2,000,000 of its units, with each unit comprised of one share of common stock and a warrant to purchase an additional share for $1.00. As of March 31, 2000, the offering was over-subscribed and the Company had received $1,412,415 in subscription deposits. During the quarter ended June 30, 2000, the Company elected to exercise its right under the terms of the offering to accept only a portion of each subscriber's subscription, and to allow each of them to apply the un-accepted portion towards the purchase price of the warrants issuable with their subscriptions to date. As a result, the subscribers had elected to exercise a total of 415,730 warrants. The total proceeds to the Company from this offering, including $415,730 from the exercise of warrants, and net of commissions and finders fees, was $1,350,930.

EMPLOYEES

As of June 30, 2000, the Company and its subsidiary had one
(1) full-time employee and two (2) part-time employees. The tasks and duties undertaken by the Company's employees include managerial, legal counseling, accounting and review of oil and gas prospects.

REPORTS TO SECURITY HOLDERS

The Company is a publicly reporting company under the Securities Exchange Act of 1934 and as such is required to file periodic reports with the SEC, including but not limited to annual reports, quarterly reports and current reports. Copies of all materials the Company files with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains, proxy and information statements, and other information regarding issuers that file electronically with the SEC; the address of that site is http://www.sec.gov. The Company also maintains some information on its web site located at http://www.capreservecorp.com.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

GENERAL

The Company was incorporated under the laws of the State of Colorado on August 3, 1982. The Company is in the business of investments in oil and gas projects and real estate.

As of June 30, 2000, the Company has one (1) wholly-owned subsidiary, Capital Reserve Canada Limited, an Alberta corporation ("Capital Canada"). Capital Canada was incorporated on December 8, 1999 and is in the business of locating and acquiring oil and gas properties.

On March 1, 2000, Capital Canada entered into an Asset Purchase Agreement (the "Asset Agreement") with Stone Canyon Resources Ltd., an Alberta corporation, ("SCR"). Pursuant to the Asset Agreement, Capital Canada acquired all of the interests held by SCR in certain producing oil and gas leases and a processing facility located in Alberta, Canada, known as Chestermere. The purchase price for this acquisition was $612,787 ($900,000 CDN) which was paid as follows: $204,262 ($300,000 CDN) in cash and $408,525
($600,000 CDN) in shares of common stock of the Company, valued at $0.50 US per share which per share price was converted to Canadian dollars by the average of US dollar buy and sell rates of the end of business on the date immediately preceding the closing of the Asset Agreement. The closing was held on March 21, 2000. The Company issued 817,050 shares in connection with this transaction on June 8, 2000.

As of June 30, 2000, the Company had funded, by way of repayable loans, $505,806 for the development of a heavy-oil upgrading technology. The Company made these funds available to Texas T Petroleum Ltd., a Colorado corporation, of which Mr. James F. Marsh is president and a director; Mr. Marsh is also the president and a director of Capital Canada. Texas T Petroleum Ltd. holds an option to purchase up to fifty percent (50%) of the outstanding shares of Carbon Resources Limited, a Cyprus corporation ("CRL"). CRL holds the rights to a proprietary patented technology believed to be able to reduce by up to seventy percent (70%) of the costs associated with upgrading heavy crude oil to light crude oil. In order to exercise the option and acquire the shares Texas T must fund a total of $900,000 towards development of the technology. As at June 30, 2000, Texas T had funded $860,022 of such obligation .

As of June 30, 2000, the Company had also funded to SCR, by way of repayable loans, $430,814 for working capital to allow for development of a gas-to-liquids technology. The loans accrued interest at the rate of 2% over prime.
Subsequent to the quarter ended June 30, 2000, SCR repaid the principal amount of such loan, plus all accrued interest thereon in the amount of $12,540.

During year ended 1999, the Company had no ongoing operations and was actively seeking investment and acquisition opportunities in the oil and gas industry. Through most of fiscal year 1998 and 1999, management disposed of most of the Company's assets and applied the proceeds from the sale of those assets to decreasing the Company's outstanding liabilities. As at the date of this report the Company had three (3) sources of income. See "Description of Business - Current Operations". The Company conducted a number of financings during fiscal year 1999 and made investments which will allow for further acquisitions by the Company. Capital from equity issues or borrowing is required to fund future operations. Therefore, the unaudited financial statements included in this report for the period ended June 30, 2000 and audited financial statements for the fiscal years ended December 31, 1999 and 1998, are not necessarily indicative of the Company's future operations.

LIQUIDITY

Cash flows from continuing operations during 1999 and 1998 reflect net cash used of $310,818 and $42,703, respectively, while cash flows provided by investing activities for the same periods were zero and $25,412, respectively.

Cash flows from continuing operations during the periods ended June 30, 2000 and June 30, 1999 reflect net cash used of $712,007 and $68,041, respectively.

At December 31, 1999, and 1998 the Company had working capital of $7,656 and $1,471, respectively. The Company's working capital at June 30, 2000, was $359,473 as compared to $2,278 at June 30, 1999. A majority of the Company's current assets are in the form of accounts receivable and loans receivable. Since the Company does not have extensive sources of revenue, working capital could be depleted by operating expenses. Furthermore, if the Company should generate an operating loss for the current year comparable to the loss incurred for the year ended December 31,1999, a substantial portion of the Company's remaining cash and working capital will be depleted. The Company had current liabilities of $88,287 at June 30, 2000, as compared to $16,548 at June 30, 1999.

During the last quarter of fiscal 1998, the Company conducted a private placement of shares of the Company's
Common Stock, no par value pursuant to Rule 506 of Regulation D. A total of 250,000 shares were sold at a price of $0.10 per share, for gross proceeds of $25,000.00

During the first quarter of fiscal 1999, the Company sold a further 615,000 shares for at a price of $0.10 per share, for gross proceeds of $61,500.00.

During the fourth quarter of fiscal 1999, the Company raised additional proceeds of $32,500.00 from an offering conducted pursuant to Regulation S promulgated by the SEC under the 1933 Act ("Reg. S") and issued 325,000 shares of its common stock. The Company further raised $11,382.00 under a Reg. S offering and issued 113,820 units at $0.10 per unit, each unit consisting of one share of common stock and one warrant to acquire a like number of additional shares of common stock at $1.00 per share.

On July 22, 1999, the Company commenced a private placement offering, pursuant to Rule 506 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, of up to 2,000,000 of its units, with each unit comprised of one share of common stock and a warrant to purchase an additional share for $1.00. As of March 31, 2000, the offering was over- subscribed and the Company had received $1,412,415 in subscription deposits. During the quarter ended June 30, 2000, the Company elected to exercise its right under the terms of the offering to accept only a portion of each subscriber's subscription, and to allow each of them to apply the un-accepted portion towards the purchase price of the warrants issuable with their subscriptions to date. As a result, the subscribers had elected to exercise a total of 415,730 warrants. The total proceeds to the Company from this offering, including $415,730 from the exercise of warrants, and net commissions and finders fees, was $1,350,930.

ASSETS

As at December 31, 1999 the Company had total assets of $195,336 compared to total assets of $11,517 at December 31, 1998. This represents an increase of $183,819 which is attributable to the Company's financing activities for the fiscal year and the investments made by the Company. As at December 31, 1999 the Company had funded a project for the upgrading of heavy oil to light crude oil which is under development by Texas T Petroleum Ltd. by way of repayable loans totaling $127,841. The Company incorporated a Canadian wholly owned subsidiary, Capital Reserve Canada Limited. The subsidiary entered into a lease agreement and an option to purchase a commercial building located in the Province of Alberta, Canada and paid a deposit against the lease which is reflected on the balance sheet in the amount of $33,910 as a prepaid expense. The remaining assets are cash of $14,057, accounts receivable of $5,028 and prepaid expenses of $14,500.

As at June 30, 2000 the Company had total assets of $2,374,997, compared to total assets of $18,826 at June 30, 1999. This represents an increase of $2,356,171, which is attributable to the Company's acquisition of certain oil and gas assets, the funding of loans to Texas T (see above " - General"), and the acquisition of certain real estate property (see below
"CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS").

RESULTS OF OPERATIONS

As of the date of this filing the Company has limited sources of income. During 1999, the Company relied entirely upon the sale of stock to pay its expenses. For the six (6) months ended June 30, 2000, the Company had total revenues of $106,126. Comparatively, for the six months ended June 30, 1999, the Company had no revenues. The Company's revenues from the current quarter were not sufficient to meet its total operational expenses. The Company's sources of revenue are limited to monthly rental income of $14,195, interest income of approximately $8,000 per month and less than $3,000 per month from a 5% working interest in oil and gas leases and a process facility, known as Chestermere.

Most of the monthly rental income ($12,500 of a total of $14,195) is associated with a five (5) year written sublease agreement. The Company has two (2) other written sublease agreements (one that expires in April 2001 and the other expires in January 2005), which have in the aggregate monthly rental income of $1,700. The Company incurred cost of goods sold associated with the rental income for this quarter in the amount of $24,385, which amount represents a pro rata portion of the Company's obligations under its lease. While the income from the first sublease meets the Company's monthly obligations under its lease agreement, there is no assurance that these relationships will continue beyond their current and respective terms.

As the result of the sale of its securities in a private placement, which was commenced in fiscal year 1999 (see "RECENT SALES OF UNREGISTERED SECURITIES"), the Company received $754,705 in gross proceeds during the quarter ended June 30, 2000, and $1,412,415 in gross proceeds for the six
(6) month period ended June 30, 2000.

The Company intends to remain involved in Texas T's funding of the development of a heavy-oil upgrading technology, which is believed to reduce the costs of upgrading heavy crude to light crude oil by 70%. Texas T's funding of such technology will result in ownership of fifty percent (50%) of the entity that owns such technology, Carbon Resources
Limited. As of June 30, 2000, the Company has funded
$505,806. The Company's continued involvement in this project will require the Company to provide additional funds. The amount of such additional funds has not been determined at this time.

The Company, most likely, will need to attempt to raise additional funds from equity sales, borrowings, joint ventures or merger/acquisition candidates to meet the funding needs of this project and also its operating expenses.

The Company's net operating loss for 1999 increased by approximately 399% over the previous years loss due to increases in salaries, rent, entertainment, acquisition reviews, legal expenses and consulting fees. The Company's loss from continuing operations in 1999 was $172,917, compared to a loss of $43,331 in 1998. The Company's net loss from continuing operations for the six (6) months ended June 30, 2000, was $322,477 compared to $54,101 for the same period in the previous year.

The Company has shown on its statements of operations as interest income the amount of interest that has accrued on the promissory notes it holds from Texas T Petroleum Ltd.
and SCR during the quarter ended June 30, 2000. $14,566 has accrued on the note from Texas T Petroleum Ltd. and $10,525 has accrued on the note from SCR.

The Company's operating expenses for 1999 were comprised primarily of consulting expenses $94,940; legal expenses $32,099; accounting and actuarial expenses $4,975: and office expenses $40,893. Since the Company currently has limited sources of revenue, the Company's working capital could be negatively impacted in fiscal year 2000 by operating expenses. General and administrative expenses for the six (6) months ended June 30, 2000 were $381,608 compared to $54,101 for the same period in the previous year.

Management is in the process of seeking a viable project to acquire or with which to merge. Until such an acquisition or merger can be identified, the Company has limited sources of income. There is no guaranty that management will be able to locate any such acquisition or merger. If the Company is able to find a suitable merger or acquisition candidate, any such merger or acquisition would most likely result in the Company having to issue a substantial amount of stock to consummate the transaction.

The Independent Auditors' Report and Note 8 of the Notes to Financial statements accompanying this report state that substantial doubt has been raised about the Company's ability to continue as a going concern. The Company's present business operations do not generate sufficient revenues to cover its operating expenses. The Company would have to obtain other business operations or severely reduce its operating expenses to remain viable, and there can be no assurance that the Company will be able to do so.

                     DESCRIPTION OF PROPERTY

In January, 2000 the Company's wholly-owned subsidiary, Capital Canada, acquired approximately 14,107 square feet of office and laboratory space in Calgary, Alberta Canada, pursuant to a written five (5) year lease agreement. The lease agreement provides that Capital Canada would make lease payments totaling $160,520 during the fiscal year ending December 31, 2000, and $177,617 each fiscal year thereafter. Capital Canada also had the right to purchase the premises (consisting of a total of approximately 22,507 square feet) at a price of $1,552,275 ($2.2 million CDN).
On June 30, 2000, Capital Canada gave notification to the landlord of its intent to purchase the building. The landlord and the Company agreed to extend the closing date of the purchase to August 31, 2000 and agreed that the Company would purchase the building. The Company executed mortgage documents with a local lender to provide $1.1 million($1.6 million CDN) toward the purchase price of the building. The Company used working capital for the reminder of the purchase price. The Company, at the closing, received a credit applied to the purchase price in the amount equal to fifty percent (50%) of six months of Capital Canada's basic rent payments. The closing took place on August 31, 2000.

The Company has entered into head lease agreements with three (3) tenants that occupy space in the building. One of such agreements was between the landlord and Toshiba, which was assigned to the Company upon the purchase of the building. The Toshiba lease generates $50,632 ($73,416 CDN) in annual lease payments plus operating costs estimated at $6.25 per square foot. This lease expires in July 2005.

The second head lease agreement is with Synergy Technologies Corporation for 4,345 square feet of office space and 3,950 square feet of laboratory facilities for a term of five years The Synergy lease generates $150,000 in annual lease payments, plus operating costs estimated at $6.25 per square foot. This lease expires in August 2005.

The third head lease agreement is with Capital Canada for 2,784 square feet of office space and lab space for a term of five (5) years. The lease generates $22,855 ($33,410
CDN) in annual lease payments plus operating costs estimated at $6.25 per square foot.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 6, 1998, Ralph P. Newton, Jr., and Patricia L. Newton, the wife of Ralph P. Newton, Jr., entered into a Stock Purchase Agreement to sell their combined 140,000 shares of Class B Preferred Stock to Glen C. Loder. At the time of the transaction, Mr. Newton was a director and President of the Company. Mr. Loder paid the Newtons $40,000 for the shares ($0.35 per share).

Pursuant to the terms of the Stock Purchase Agreement, the Company conducted a private placement of 865,000 shares of the Company's Class A Common Stock, no par value (the "Shares"), pursuant to Rule 506 of Regulation D at a price of $0.10 per share. The first $40,000 from the sale of the Shares was paid by the Company to Mr. Loder. On February 3, 1999, Mr. Loder paid the Mr. and Mrs. Newton $40,000 to complete the acquisition of their shares. Mr. Loder also has caused the Company to grant the Newtons stock options, pursuant to which the Newtons may acquire up to 200,000 shares of the Company's Class A Common Stock at a price of $0.25 per share on or before February 3, 2001.

In connection with the agreement by Mr. and Mrs. Newton to sell their shares, Mr. Newton and Linda M. Opfer resigned as officers and directors of the Company. On October 6, 1998, Mr. Loder was appointed as the President, Treasurer and a director, and Sharon M. Patmore was appointed as the Secretary and a director of the Company.

As of April 24, 2000, the Company entered into a Consulting Agreement with its President and a member of its Board of Directors, Mr. W. Scott Lawler, pursuant to which Mr. Lawler agreed to relocate to Calgary, Alberta, Canada, to work at the Company's facilities in Calgary and devote more substantial time to the operations of the Company. The term of the Consulting Agreement is two (2) years, with an option on Mr. Lawler's part to extend for one (1) additional year. Mr. Lawler will receive an annual salary of $75,000.00, plus stock options (at terms yet to be determined) and automatic annual salary increases of fifteen percent (15%). As a further inducement to Mr. Lawler to move to Calgary on the Company's behalf, the Company purchased a home for Mr. Lawler's personal use. In turn, Mr. Lawler is responsible for all payments on the mortgage, for property insurance, for property taxes and for maintenance. Mr. Lawler provided the down payment and the closing costs associated with the
purchase.   See " - Acquisition of Residential Property"
above.

In connection with the Consulting Agreement agreed to between the Company and its President, Mr. W. Scott Lawler, the Company purchased a home in the City of Calgary for Mr. Lawler's personal use. The purchase price of the home was $550,015 ($815,000CDN). The Company assumed a variable interest rate mortgage from Alberta Treasury Branch in the amount of $384,554 amortized over 25 years. On May 1, 2005, the loan can either be repaid or renewed with the interest rate converted to the then prevailing rate. Title to such property is in the name of the Company. Mr. Lawler provided funds to the Company in the amount of $167,842 to pay for the down payment and all closing costs associated with the purchase. The funds were provided in the form of a subscription for shares of the Company's common stock. The monthly payments of principal and interest are $2,636, which Mr. Lawler is obligated to make, along with all payments for property taxes, property insurance and maintenance.

If and when the property is sold, the Company will receive
any and all gains (and/or losses) from such sale, less the
cost of any pre-approved improvements to the property paid
for by Mr. Lawler.  However, Mr. Lawler has the option of
acquiring title to the property (and thus all resulting
gains or losses) by: (a) assuming or paying off the
Company's mortgage; and (b) surrendering to the Company the
167,842 shares of common stock obtained from the Company in
a private placement.

In connection with the purchase of real estate discussed above, the Company's President, Mr. W. Scott Lawler provided the Company with funds in the aggregate amount of $167,842. These funds were used by the Company to cover the down payment and closing costs associated with such purchase. Subsequent to the quarter ended June 30, 2000, the Company and Mr. Lawler agreed that such funds would be used by the Company as subscription proceeds from Mr. Lawler to purchase 167,482 shares of the Company's common stock at $1.00 per share. The shares, which as of this filing have not been issued, are to be issued pursuant to the exempt from registration found in Rule 506 promulgated by the Securities and Exchange Commission under the Securities Act of 1933. The net proceeds to the Company realized from this offering was $167,842, as this offering was made without the use of any agent or salesman and was conducted without any costs, commissions or finders' fees.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

From May 30, 1989 to July 13, 1992, the Company's Common Stock was traded on NASDAQ, under the symbol "CRCOA". It then traded on OTC/BB until November 19, 1996 when it ceased trading. The Company's Common Stock recommenced trading on the OTC/BB under the symbol "CRCWA" on February 4, 2000. No report of high and low bid prices for the last two (2) fiscal years is included herein as there was no trading and there were no market makers in the stock during that time.


Quarter                   High               Low

1 Quarter 2000 ended
3/31/00                   2.75               1.75

2 Quarter 2000 ended
6/30/00                   3.50               1.75



*This quarter's records are limited to the period commencing
February 4, 2000.

As of August 18, 2000, there were eight (8) market makers in the Company's stock. The last available reported trade by the OTC/BB prior to the filing of this report was September 15, 2000 at $1.875.

As of July 9, 2000, there were 867 record holders of the Company's stock.

During the last two fiscal years, no cash dividends have been declared on the Company's stock.

EXECUTIVE COMPENSATION

The following table sets forth information for the individuals who served as the chief executive officer ("CEO") of the Company during any portion of the last three
(3) fiscal years. No disclosure need be provided for any executive officer, other than the CEO, whose total annual salary and bonus for the last completed fiscal year did not exceed $100,000. Accordingly, no other executive officers of the Company are included in the table.


                                 AWARDS                 PAYOUTS


                                                                           Securities
                                                      Other    Restricted  Underlying            All
                                                      Annual   Stock       Options/              Other
    Name and                                          Compen-  Award(s)    SARS       LTIP       Compen
Principal Position      Year    Salary($) (Bonus)($)  sation($)   ($)       ($)     Payouts($)   sation($)
--------------------  --------  --------   --------   --------  --------  --------  --------  --------
 W. Scott Lawler        2000      25,000       -0-       -0-       -0-       -0-       -0-       -0-

 W. Scott Lawler (1)    1999        -0-        -0-       -0-       -0-       -0-       -0-       -0-

 Glen C. Loder
  Chairman
  President
  & Treasurer (2)       1999        -0-        -0-     61,200      -0-       -0-       -0-       -0-

 Glen C. Loder
  Chairman
  President
  & Treasurer (2)       1998        -0-        -0-     15,000      -0-       -0-       -0-       -0-


(1) The Company has agreed to issue to Mr. Lawler a monthly restricted stock award of 5,000 shares of common stock in exchange for his services as president and director of the Company. For the period ending December 31, 1999, Mr. Lawler earned 15,000 shares. As of the date of this filing, Mr. Lawler earned an additional 40,000 shares; however, none of such shares have actually been issued to Mr. Lawler. Mr. Lawler also receives cash compensation for his services as President of the Company in the amount of $6,250 per month. See "Certain Relationships and Related Transactions".

(2) Pursuant to the Management Agreement between the Company and Glen C. Loder dated October 6, 1998. See "Certain Relationships and Related Transactions".

The Company does not pay non-officer directors for their services as such, nor does it pay any director's fees for attendance at meetings. Directors are reimbursed for any expenses incurred by them in their performance as directors.

OPTIONS

On February 3, 1999, the Company issued stock options to Ralph W. Newton and Patricia L. Newton to acquire up to 200,000 shares of the Company's Common Stock at a price of $0.25 per share on or before February 3, 2001 (the "Options"). The Options include standard anti-dilution rights which will cause the purchase price to be reduced as a result of the Company selling shares of common stock at a price lower than purchase price of the shares issuable upon exercise of the Options. Patricia L. Newton is the wife of Ralph W. Newton. The Options were issued in connection with the Stock Purchase Agreement between the Newtons and Glen C. Loder, the President and CEO of the Company. See "Certain Relationships and Related Transactions." The value of the Options has not been included in the Executive Compensation Table, above, because there was no established value for the shares of Common Stock in 1999 since the Company's shares did recommence trading on OTC/BB until February 4, 2000. Therefore, the value of the Options is unknown as compensation for the fiscal year ended 1999.

STOCK OPTION PLANS

The Company has adopted an Incentive Stock Option Plan ("ISOP").
The ISOP permits the Board of Directors or a committee of directors (the "Committee") to grant stock options to employees of the Company. Such individuals will be selected from employees
(excluding directors who are not full-time employees of the Company) who have technical, managerial, supervisory, or professional responsibilities.

It is intended that all options granted under the ISOP will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended. Options for up to 500,000 shares of Common Stock may be issued under the ISOP.

As of the date of this Annual Report, all 500,000 options have been granted under the Plan.

Under the Plan, the Board of Directors grants options only to individuals who, in the judgment of the Committee, have made significant contributions to the Company. There is no formula for determining the number of options to be granted under the Plans. Options are anticipated to be granted on the basis of annual performance reviews. Any grants of options will reflect the Committee's judgment (in its sole discretion) of the relative value of the contribution of the grantee to the operations of the Company.

COMPENSATION OF DIRECTORS

Effective October, 6, 1998, the Company entered into a Management Agreement with Glen C. Loder, an officer and director of the Company, pursuant to which Mr. Loder had agreed to serve as President and Chairman of the Board of Directors of the Company. The Company paid Mr. Loder a consulting fee of $5,000 per month in exchange for his services, plus reimbursement of reasonable expenses. During 1999 but prior to his death in October 1999, Mr. Loder was paid $61,200 for consulting fees (of which $11,200 was advanced prior to being earned and was written-off by the Company as a result of Mr. Loder's passing). Mr. Loder was also reimbursed $11,628.70 for other administrative costs and expenses.

As a condition of his agreement to serve as both President a member of the Board of Directors of the Company, Mr. Lawler, starting in October 1999, earns 5,000 restricted shares of common stock per month. As of the date of this filing, Mr. Lawler earned 55,000 shares; however, as of the date of this filing, no such shares have been issued. Mr. Lawler also receives compensation for his legal services to the Company. See "Certain Relationships and Related Transactions".


 FINANCIAL STATEMENTS

Please refer to pages beginning with F-1.


                INDEPENDENT AUDITORS' REPORT

                 CAPITAL RESERVE CORPORATION

                     December 31, 1999

                       C O N T E N T S

                                                  Page

Independent Auditors' Report                      F-3

Consolidated Financial Statements

     Balance Sheet                                F-4

     Statements of Operations                     F-5

     Statements of Stockholders' Equity           F-6

     Statements of Cash Flows                     F-7

Notes to Consolidated Financial Statements        F-8 to F-13

                Independent Auditors' Report




Board of Directors
Capital Reserve Corporation

     We have audited the accompanying consolidated balance sheet of Capital Reserve Corporation as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentations. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Reserve Corporation as of December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss from operations of $172,917 for 1999 and it has incurred substantial net losses for each of the past two years. As of December 31, 1999, the Company had no source of operating revenues. These factors and the others discussed in Note 8, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.



Denver, Colorado
March 22, 2000

CAPITAL RESERVE CORPORATION
Consolidated Balance Sheet
December 31, 1999

                                     ASSETS

CURRENT ASSETS
     Cash and cash equivalents                             $   14,057
     Accounts receivable                                        5,028
     Prepaid expense                                           48,410
                                                           ----------
     Total current assets                                      67,495

     Advances receivable                                      127,841
                                                           ----------
     Total assets                                          $  195,336
                                                           ==========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable                                      $   47,992
     Advances payable                                          27,500
                                                           ----------
     Total current liabilities                                 75,492

     Advances payable                                         127,500

     Total liabilities                                        202,992
                                                           ----------
COMMITMENTS AND CONTINGENCIES (Note 3)


STOCKHOLDERS' DEFICIT (Notes 1, 4 and 5)

     Class A common stock - authorized 20,000,000 shares
     of no par value; issued and outstanding
     2,179,865 shares                                       3,374,894
     Class B preferred stock - authorized 250,000 shares
     of no par value                                                -
     Accumulated deficit                                   (3,382,550)
                                                           ----------
     Total stockholders' deficit                               (7,656)
                                                           ----------
Total liabilities and stockholders' deficit                $  195,336
                                                           ==========

The accompanying notes are an integral part of these statements.

CAPITAL RESERVE CORPORATION
Consolidated Statements of Operations

                                                Year Ended December 31,
                                                   1999           1998
                                                ----------     ---------
Revenue
     Insurance residuals                        $        -     $   2,692
     Interest and dividends                              -            28
     Investment gain (losses)                            -        (2,294)
     Loss on sale of fixed assets                        -       (13,813)
     Other                                               -         9,319
                                                ----------     ---------
     Total revenues                                      -        (4,068)
                                                ----------     ---------
Expenses
     General and administrative (Notes 2 and 3)    172,917        39,263
                                                ----------     ---------
     Total expenses                                172,917        39,263
                                                ----------     ---------
     (Loss) before income taxes                   (172,917)      (43,331)
         Income taxes                                    -             -
                                                ----------     ---------
Net (loss)                                      $ (172,917)    $ (43,331)
                                                ==========     =========
Net (loss) per common share (Note 1)            $     (.12)    $    (.05)
                                                ==========     =========

The accompanying notes are an integral part of these financial statements.

CAPITAL RESERVE CORPORATION
Consolidated Statements of Stockholders' Equity
Years Ended December 31, 1999, and 1998


                                  Class A               Class B
                                   Stock                 Stock
                                   Common               Preferred
                           -----------------------  ----------------------   Accumulated
                             Shares      Amount      Shares      Amount       Deficit
                           ----------  -----------  ----------  ----------  ------------

December 31, 1996             546,045  $ 3,138,102     250,000  $   50,000  $ (3,012,385)
Net (loss)                          -            -           -           -      (153,917)
                           ----------  -----------  ----------  ----------  ------------

December 31, 1997             546,045    3,138,102     250,000      50,000    (3,166,302)
Issuance of common
 stock, net of offering
  cost of $4,940              250,000       20,060           -           -             -
Net (loss)                          -            -           -           -       (43,331)
                           ----------  -----------  ----------  ----------  ------------

December 31, 1998             796,045    3,158,162     250,000      50,000    (3,209,633)

Conversion of Class B
 preferred stock into
 common stock                 200,000       50,000    (250,000)    (50,000)            -

Issuance of common
 stock, net of offering
 cost of $3,650             1,183,820      166,732           -           -             -
Net (loss)                          -            -           -           -      (172,917)
                           ----------  -----------  ----------  ----------  ------------
                            2,179,865  $ 3,374,894           -  $        -  $  3,382,550
                           ==========  ===========  ==========  ==========  ============


The accompanying notes are an integral part of these statements.

CAPITAL RESERVE CORPORATION
Consolidated Statements of Cash Flows

                                                   Year Ended December 31,
                                                      1999          1998
                                                   ----------    ---------
Operating activities:
     Net (loss) from continuing operations         $ (172,917)   $ (43,331)
     Reconciling adjustments
     Depreciation and amortization                          -          964
     Loss on equipment sales                                -       13,813
     (Gain) loss on investments                             -        2,294
     Partnership loss                                       -       11,175

     Changes in operating assets and liabilities
     Accounts receivable, advances
      and prepaid expenses                           (181,279)         351
     Accounts payable and accrued liabilities          43,378      (27,696)

     Total adjustments                               (137,901)         628

     Net cash (used for) continuing operations       (310,818)     (42,703)
                                                   ----------    ---------
Investing activities:
     Purchase of investments                                -       (1,893)
     Proceeds from sale of investments                      -       21,462
     Proceeds from sale of equipment                        -        5,843
                                                   ----------    ---------
     Net cash (used for) provided by
       investing activities                                 -       25,412
                                                   ----------    ---------
Financing activities:
     Issuance of common stock                         170,382       25,000
     Advances payable                                 146,626            -
     Offering costs                                    (3,650)      (4,940)
                                                   ----------    ---------
     Net cash (used for) financing activities         313,358       20,060
                                                   ----------    ---------
Net change in cash and cash equivalents                 2,540        2,769

Cash and cash equivalents at beginning of year         11,517        8,748
                                                   ----------    ---------
Cash and cash equivalents at end of year           $   14,057    $  11,517
                                                   ==========    =========

        The accompanying notes are an integral part of these financial statements.

 CAPITAL RESERVE CORPORATION
 Notes to Consolidated Financial Statements
 December 31, 1999

 Note 1 - Summary of Significant Accounting Policies

 This summary of significant accounting policies of Capital
Reserve Corporation (CRC) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

 Organization

 The Company was incorporated in Colorado in 1982, and operated an insurance agency and a life insurance company. The insurance business was sold in 1994. The life insurance agency was retained, but is currently inactive.

 The Company has minimal operating revenues after the sale of its life insurance company and rental property. Management had attempted to start a financial consulting and public relations business. The Company entered into its first consulting agreement in January 1997 which terminated in 1998. (See Note 9.) Management is also exploring various other future business opportunities.

 Use of Estimates

 The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

 Basis of Consolidation

The consolidated financial statements include CRC, and its wholly owned subsidiary, Wall Street Investment Corporation (Wall Street) and Capital Reserve Canada Limited (Limited). All significant intercompany accounts and transactions have been eliminated.

 Depreciation

Depreciation has been provided in amounts sufficient to relate the costs of depreciable assets to operations over their estimated useful lives principally on the straight-line method. Real estate is depreciated over thirty to thirty-nine years, and other property is depreciated over three to seven years.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

CAPITAL RESERVE CORPORATION
Notes to Consolidated Financial Statements, Continued
December 31, 1999

Marketable Securities

The Company's securities investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded on the balance sheet in current assets at their fair value as quoted by the broker. The change in fair value during the year is included in earnings.

Treasury Stock

Treasury stock has been treated as common stock redeemed and cancelled, consistent with the Colorado Revised Statutes.

Earnings (Loss) Per Share

Earnings (loss) per share of common stock is computed based on 1,416,780 and 796,045 weighted average number of common shares outstanding during the years ended December 31, 1999, and 1998 respectively. Fully diluted earnings per share are not presented because they are anti-dilutive.

Note 2 - Transactions - Related Party

Change in Control

On October 6, 1998, Glen C. Loder entered into an agreement with Ralph
W. Newton, Jr., the former president and director of the Company, and Patricia L. Newton, Mr. Newton's wife to purchase their ownership of 140,000 Class B Preferred Stock for $40,000 plus options to purchase up to 200,000 shares of the Company's common stock at a price of $.25 per share which Mr. Loder will cause the Company to issue. The option was issued in 1999. Mr. Loder agreed to cause the Company to engage in a private placement the first $40,000 raised would be used to pay a management fee to Mr. Loder. Mr. Loder then used the management fee to pay the purchase price. This amount was paid in 1999. (See Note 5.)

On October 6, 1998, the Company entered into a management agreement with Mr. Loder. The agreement provides that Mr. Loder shall serve as Chairman of the Board of Directors and President of the Company, until terminated by the Company or Mr. Loder. Under the terms of the agreement, Mr. Loder will receive $5,000 per month plus expenses. Mr. Loder ceased his involvement with the Company in 1999.

CAPITAL RESERVE CORPORATION
Notes to Consolidated Financial Statements, Continued
December 31, 1999

Note 3 - Commitments and Contingencies

The Company leased office space under a non-cancellable operating lease which was to expire July 1998. In December 1997, the Company and the landlord agreed to terminate the lease on February 28, 1998. Effective January 15, 2000, Limited entered into a five-year non-cancelable operating lease which provides for monthly lease payments of $14,841 (converted at 0.6918 per Canadian Dollar). Rent expense for the years ended December 31, 1999, and 1998 was $4,500 and $2,806. Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year are as follows.

          2000        $ 160,915
          2001          178,094
          2002          178,094
          2004          178,094
          2005          178,094
                      ---------
                      $ 873,291
                      =========

Note 4 - Stockholders' Equity

The holders of the shares of Class A common stock and Class B preferred stock are entitled to one vote per share, and each class shares equally in any dividends declared. Neither class of stock has preemptive rights. In the event of dissolution or liquidation of the Company, the holders of shares of Class A common stock shall be paid a liquidation price of $.10 per share before any assets are distributed to the holders of shares of Class B preferred stock. Any remaining amount shall be distributed pro rata to the holders of both Class A common stock and Class B preferred stock. The holders of shares of Class B preferred stock have the right to elect a conversion into .8 share of Class A common stock (with appropriate adjustment of the conversion ratio for any stock splits, stock dividends, or recapitalization) at the option of the holders of the majority of the Class B preferred stock. All outstanding shares of Class B preferred stock was converted by November 17, 1999.

Note 5 - Private Placement of Common Stock

In 1998 the Company offered for sale up to 5,000,000 shares of its Class A common stock at $0.10 per share. The offering provided for a $50,000 minimum on a best efforts basis through its officers and directors on such sales. During 1998 and 1999, the Company had sold 865,000 shares for $86,500 and incurred $8,590 in commission and offering expense. The Company used the proceeds of the stock sales prior to meeting the $50,000 minimum as provided for the private placement summary and therefore certain buyer have the right to rescind their purchase of stock. No stock buyers requested their shares be redeemed and have executed acknowledgements waiving redemption. Additionally, the Company sold 325,000 shares for $32,500 and incurred $3,250 in commission and offering expenses, and 113,820 units for $11,382 under two Reg S filings. The units each consist of one share and one warrant to acquire a like number of additional shares of common stock at $1.00 per share.

CAPITAL RESERVE CORPORATION
Notes to Consolidated Financial Statements, Continued
December 31, 1999

Note 5 - Private Placement of Stock, continued

During the third quarter of 1999, the Company offered for sale up to 2,000,000 units of its Class A common stock at $.50 per unit, each unit consisting of one share and one warrant to acquire a like number of additional shares of common stock at $1.00 per share. As of December 31, 1999, the Company had sold 130,000 units for $65,000 and incurred $2,500 in commission and offering expense.

Note 6 - Income Taxes

There is no federal or state income tax expense related to the continuing operations of the Company for the years ended December 31, 1999, and 1998. The Company has loss carryforwards as follows:

                                                    Net
                                    Capital         Operating
                                     Losses          Losses
Expiration Years
     2001                           $ 63,519      $   37,270
     2005                                  -         181,518
     2006                                  -         212,657
     2007                                  -         202,026
     2008                                  -         206,233
     2009                                  -          99,304
     2010                                  -          28,000
     2011                                  -          46,977
     2012                                  -         219,745
     2015                                  -         416,031
     2016                                  -         171,408
     2017                                  -          40,523
     2018                                  -         172,917
                                    --------     -----------
                                    $ 63,519     $ 2,034,609
                                    ========     ===========

As discussed in Note 2, the Company had a change in ownership in 1999. This change could limit the amount of net operating losses that could be utilized by the Company.

The net deferred tax assets due to loss carryforwards are as follows:

                                  1999             1998

Deferred tax asset            $ 1,177,000     $ 1,070,000
Valuation allowance            (1,177,000)     (1,070,000)
                              -----------     -----------
                              $         -     $         -
                              ===========     ===========

CAPITAL RESERVE CORPORATION
Notes to Consolidated Financial Statements, Continued
December 31, 1999

Note 7 - Financial Instruments

Marketable Securities

The carrying amount of marketable trading securities in common stocks is equal to their fair value. Cost, for purposes of calculating gains or losses, is determined by specific identification.


   1998

   Investment (losses) gains are
       detailed as follows:

   Realized gains (losses) on common stock        $ (2,294)
   Increase in unrealized gains (losses)
     on common stock                                     -
                                                  --------
   Investment gains (losses)                      $ (2,294)
                                                  ========


Other Investments

The carrying amount of other investments approximates fair value as estimated by management.

Note 8 - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in recent years. In addition, the Company has no sources of operating revenues as of December 31, 1999. Management is currently looking for an operating company to merge with and raising funds by selling stock via a private placement.
(See Note 5.)

Note 9 - Subcontracting Agreement

On October 22, 1997, Wall Street entered into a sub-contracting agreement with Columbia Financial Group (Columbia) pursuant to which Wall Street has agreed to provide public relations services in connection with Columbia's contract with Winner's Internet Network, Inc. (Winners). In consideration for Wall Street's services, Columbia has agreed to transfer to Wall Street stock purchase warrants for 50,000 shares of Winner's stock, with a purchase price of $2.50 per share, exercisable for 12 months. The Company has not received the stock purchase warrants from Columbia. Columbia has transferred 10,000 shares of free trading Winner's common stock to Wall Street. Columbia must also transfer an additional 6,000 shares of Winner's common stock to Wall Street, at a rate of 1,000 shares every thirty days, beginning December 6, 1997.

CAPITAL RESERVE CORPORATION
Notes to Consolidated Financial Statements, Continued
December 31, 1999

Note 9 - Subscontracting Agreement, continued

Wall Street has received only 10,000 shares of Winner's Common Stock, the agreement was terminated and the Company later sold the stock.

Note 10 - Year 2000 Compliance

The only software program the Company utilizes is a general ledger program. The Company does not anticipate any compliance problems with its software programs or vendors.


                       CAPITAL RESERVE CORPORATION
                       Consolidated Balance Sheet
                              June 30, 2000


ASSETS

CURRENT ASSETS

Cash                                                      $   25,275
Accounts receivable                                           96,590
Loans receivable                                             293,445
Prepaid expense                                               32,450
                                                          ----------
   Total current assets                                      447,760
                                                          ----------
LOANS RECEIVABLE - LONG TERM                                 699,477
                                                          ----------
FIXED ASSETS
 Oil and gas leases                                          623,420
 Buildings                                                   549,636
 Leasehold improvements (net of accumulated                   30,247
depreciation of $2,535)
 Office equipment and computers (net of accumulated           24,457
depreciation of $1,684)
                                                          ----------
     Total fixed assets                                    1,227,760
                                                          ----------
     Total assets                                         $2,374,997
                                                          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                                         $   26,330
 Accrued expenses                                             15,058
 Current portion of long-term debt                            46,899
                                                          ----------
     Total current liabilities                                88,287
                                                          ----------
 Advances payable                                             86,750
 Shareholders' deposits                                      573,179
 Long-term debt                                              539,976

                                                          ----------
     Total liabilities                                     1,288,192
                                                          ----------

STOCKHOLDERS' DEFICIT (Notes 1, 4 and 5)
 Class A common stock - authorized 20,000,000 shares
  of no par value; issued and outstanding 5,313,922        4,791,832
  shares
 Accumulated deficit                                      (3,705,027)
                                                          ----------
     Total stockholders' equity                            1,086,805
                                                          ----------
Total liabilities and stockholders' equity                $2,374,997
                                                          ==========


                       CAPITAL RESERVE CORPORATION
                  Consolidated Statements of Operations
                 Six Months Ended June 30, 2000 and 1999

                            For the Three
                               Months          For the Six Months
                            Ended June 30         Ended June 30
                         --------------------  ---------------------
                           2000       1999        2000       1999
                         --------  ----------  ----------  ---------
Revenue
 Oil and gas revenue     $ 11,942  $        -  $   11,942  $       -
 Operating costs            7,091           -       7,091          -
                         --------  ----------  ----------  ---------

     Gross Profit           4,851           -       4,851          -
                         --------  ----------  ----------  ---------
 Rental income           $ 43,505           -      68,505          -
 Cost of goods sold        24,385           -      39,904          -
                         --------  ----------  ----------  ---------

     Gross Profit          19,120           -      28,601          -
                         --------  ----------  ----------  ---------
 Interest income           25,091           -      25,679          -

Expenses
 General and              193,014      26,730     381,608     54,101
  administrative
                         --------  ----------  ----------  ---------
     Total expenses       193,014      26,730     381,608     54,101
                         --------  ----------  ----------  ---------

Income (Loss) before     (143,952)    (26,730)   (322,477)   (54,101)
  income taxes
Income taxes                    -           -           -          -
                       ----------  ----------  ----------  ---------
Net income (loss)      $ (143,952) $  (26,730) $ (322,477) $ (54,101)
                       ==========  ==========  ==========  =========
Net income(loss) per
common share           $     (.04) $     (.02) $     (.10) $    (.04)
                       ==========  ==========  ==========  =========


                       CAPITAL RESERVE CORPORATION
             Consolidated Statements of Stockholders' Equity
                Six Months Ended June 30, 2000, and 1999

                                Class A                  Class B
                                 Stock                    Stock
                                 Common                 Preferred
                          -----------------------  ---------------------- Accumulated
                            Shares      Amount       Shares      Amount      Deficit
                          ----------  -----------  ----------  ----------  -----------
December 31, 1997            546,045      250,000      50,000   3,138,102   (3,166,302)

Issuance of common
  stock, net of
  offering cost of           250,000       20,060           -           -            -
  $4,940
Net (loss)                         -            -           -           -      (43,331)
                          ----------  -----------  ----------  ----------  -----------
December 31, 1998            796,045      250,000      50,000   3,158,162   (3,209,633)

Conversion of
Class B
preferred stock
into common stock            200,000       50,000    (250,000)    (50,000)           -

Issuance of common
stock, net of
offering cost of $3,650     1,183,820           -     166,732           -            -
Net (loss)                          -           -           -           -     (172,917)
                          -----------  ----------  ----------  ----------  -----------

December 31, 1999           2,179,865           -           -  (3,382,550)   3,374,894

Issuance of common
stock to acquire
oil and gas leases            817,050     408,525           -           -            -

Issuance of
common stock, net
of offering cost
of $64,800                  1,541,494     910,315           -           -            -

Issuance of shares for
services rendered             775,513      98,098           -           -            -

Net income (loss)                   -           -           -           -     (322,477)
                          -----------  ----------  ----------  ----------  -----------

                            5,313,922  $4,791,832           -  $        -  $(3,705,027)
                          ===========  ==========  ==========  ==========  ===========

                       CAPITAL RESERVE CORPORATION
                  Consolidated Statements of Cash Flows

                                                 For the Six Months
                                                    Ended June 30,
                                                   2000        1999
                                                ----------  ----------
Cash From Operating Activities:
 Net income (loss) from continuing
  operations                                    $ (322,477) $  (54,101)

 Reconciling adjustments
  Depreciation and amortization                      4,236           -
  Issuance of shares for services                   98,098           -
  Acquisition of property                          408,525           -
 Changes in operating assets and
  liabilities
   Accounts receivable                              36,279     (17,500)
   Loans receivable                               (992,923)          -
   Prepaid expenses and deposits                         -      15,960
   Accounts payable and accrued expenses            40,295       3,560
                                                ----------  ----------
     Net cash flows from operating
      activities                                  (712,007)    (68,041)
                                                ----------  ----------
Cash From Investing Activities:
 Acquisition of oil and gas properties            (623,420)          -
 Acquisition of property and equipment            (608,576)          -
 Proceeds from (payments to) advances
  payable                                          (68,250)          -
 Proceeds from investor deposits                       -       573,179
                                                ----------  ----------
     Net cash flows from investing
      activities                                  (727,067)          -
                                                ----------  ----------
Cash From Financing Activities:
 Long term debt                                        -       539,976
 Issuance of common stock                           61,500     975,117
 Offering costs                                    (64,800)     (3,650)
                                                ----------  ----------
     Net cash flows from financing
      activities                                 1,450,293      57,850
                                                ----------  ----------
Net change in cash and cash equivalents             11,219     (10,191)

Cash at beginning of period                         14,056      11,517
                                                ----------  ----------
Cash at end of period                           $   25,275  $    1,326
                                                ==========  ==========


CAPITAL RESERVE CORPORATION
Notes to Consolidated Financial Statements
June 30, 2000


Note 1 - Management's Statement


In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments
(all of which are normal and recurring in nature) necessary to present fairly the financial position of Capital Reserve Corporation as of June 30, 2000, and the results of operations for the three months and six months ended June 30, 2000 and 1999 and cash flows for the six months ended June 30, 2000, and 1999. The Notes to
Consolidated Financial Statements, which are contained in the Form 10-KSB for the period ending December 31, 1999, should be read in conjunction with these consolidated financial statements.

For the purposes of consolidation the exchange rate of
 .67440 from Canadian to U.S. dollars has been applied as at June 30, 2000. Any transactions completed prior to June 30, 2000 are accounted at the then prevailing exchange rate as at the date of the transaction.

Organization

The Company was incorporated in Colorado in 1982, and operated as an insurance agency and a life insurance company. The insurance business was sold in 1994.

The Company had minimal operating revenues after the sale of its life insurance company and rental property.
Management attempted to start a financial consulting and public relations business. The Company entered into its first consulting agreement in January 1997, which expired in 1998. The Company virtually had no operations from the end of 1998 until late 1999. During that time, the Company attempted to locate appropriate acquisition or merger candidates. In 1999, the Company's principal place of business moved to Canada. In November 1999, the Company formed a wholly-owned subsidiary, Capital Reserve
Canada Limited, an Alberta corporation ("Capital Canada"), to locate and acquire producing oil and gas assets in Canada.

Operations


Lease Agreement/Acquisition of Commercial Property:
During the quarter ended March 31, 2000, Capital Canada entered into a five-year lease agreement for 14,107 square feet of office and laboratory space in Calgary, Alberta.
The lease agreement included an option to purchase the building on or before July 31, 2000. The building is a total of 22,507 square feet and the purchase price is $1,552,275. Capital Canada gave notification to the landlord of its intent to purchase the building on June
30, 2000. Under the terms of the purchase option, the landlord will apply 50% of the basic rent paid for a period of six months to the purchase price. The landlord, Capital Canada and the Company have agreed to extend the closing date to August 31, 2000. The Company has applied for financing of $1,079,040 ($1,600,000CDN) to close the purchase. In consideration for the extension to August
31, 2000 the Company placed the down payment of $378,876
($559,722 CDN) in trust and agreed to a penalty of $67,440
($100,000.00CDN) should it fail to close on or before August 31, 2000. For the purposes of this statement, there has been no accrual made against commitments and contingencies to reflect the option to purchase. See below, "Note 2 - Commitments and Contingencies". As at
June 30, 2000 Capital Canada had sublet approximately
9,633 square feet of the building to three tenants under sublease arrangements resulting in monthly payments of $14,195.

Oil and Gas Acquisition:  During the quarter ended March
31, 2000, Capital Canada also acquired a 5% percent working interest in producing oil and gas leases and a processing facility located in Alberta, known as Chestermere, for total cash and stock consideration of $612,787 ($900,000 CDN). The Company agreed to issue a total of 817,050 shares of common stock at $0.50 per share and paid a cash payment of $204,262.

The cash portion of the consideration was raised from a $689,900 ($1 million CDN) credit facility provided by Alberta Treasury Branch to Capital Canada.

Acquisition of Residential Property: In connection with the Consulting Agreement agreed to between the Company and its President, Mr. W. Scott Lawler (see " - Consulting
Agreements" below), the Company purchased a home in the City of Calgary for Mr. Lawler's personal use. The purchase price of the home was $550,015 ($815,000CDN).
The Company assumed a variable interest rate mortgage from Alberta Treasury Branch in the amount of $384,554 amortized over 25 years. On May 1, 2005, the loan can either be repaid or renewed with the interest rate converted to the then prevailing rate. Title to such property is in the name of the Company. Mr. Lawler provided funds to the Company in the amount of $167,842 to pay for the down payment and all closing costs associated with the purchase. The funds were provided in the form of a subscription for shares of the Company's common stock.
See "Note 3 - Private Placements of Common Stock." The monthly payments of principal and interest are $2,636, which Mr. Lawler is obligated to make, along with all payments for property taxes, property insurance and maintenance.


If and when the property is sold, the Company will receive
any and all gains (and/or losses) from such sale, less the
cost of any pre-approved improvements to the property paid
for by Mr. Lawler.  However, Mr. Lawler has the option of
acquiring title to the property (and thus all resulting
gains or losses) by: (a) assuming or paying off the
Company's mortgage; and (b) surrendering to the Company
the 167,842 shares of common stock obtained from the
Company in a private placement. See "Note 3 - Private
Placements of Common Stock."

Consulting Agreement

As of April 24, 2000, the Company entered into a
Consulting Agreement with its President and a member of
its Board of Directors, Mr. W. Scott Lawler, pursuant to
which Mr. Lawler agreed to relocate to Calgary, Alberta,
Canada, to work at the Company's facilities in Calgary and
devote more substantial time to the operations of the
Company.  The term of the Consulting Agreement is two (2)
years, with an option on Mr. Lawler's part to extend for
one (1) additional year.  Mr. Lawler will receive an
annual salary of $75,000.00, plus stock options (at terms
yet to be determined) and automatic annual salary
increases of fifteen percent (15%).  As a further
inducement to Mr. Lawler to move to Calgary on the
Company's behalf, the Company purchased a home for Mr.
Lawler's personal use.  In turn, Mr. Lawler is responsible
for all payments on the mortgage, for property insurance,
for property taxes and for maintenance. Mr. Lawler
provided the down payment and the closing costs associated
with the purchase.   See " - Acquisition of Residential
Property" above.

Use of Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Consolidation

     The consolidated financial statements include the Company and its wholly-owned subsidiary, Capital Reserve
Canada Limited. All significant inter-company accounts and transactions have been eliminated.

Depreciation

Depreciation has been provided in amounts sufficient to relate the costs of depreciable assets to operations over their estimated useful lives principally on the straight-line method from two (2) to five (5) years.

Treasury Stock

Treasury stock has been treated as common stock redeemed and canceled consistent with the Colorado Revised Statutes.

Earnings (Loss) Per Share

Earnings (loss) per share of common stock is computed based on 3,242,570 and 1,339,691 weighted average number of common shares outstanding during the six (6) month periods ended June 30, 2000 and 1999, respectively. Fully diluted earnings per share are not presented because they are anti-dilutive.

Note 2 - Commitments and Contingencies

Effective January 15, 2000, the Company's wholly-owned subsidiary, Capital Canada, an Alberta corporation, entered into a five-year non-cancellable operating lease which provides for monthly lease payments, including operating costs, of $14,801. Minimum future rental payments under this lease with remaining terms in excess of one year are as follows.

     2001             $177,617
     2002             $177,617
     2003             $177,617
     2004             $177,617

See "Note 1 - Operations - Lease Agreement/Acquisition of
Commercial Property"

Note 3 - Private Placement of Common Stock

During the fiscal year ended December 31, 1999, the Company offered for sale up to 2,000,000 units of common stock pursuant to Rule 506 promulgated by the Securities and Exchange Commission under the Securities Act of 1933 at $0.50 per unit, each unit consisting of one share and one warrant to acquire a like number of additional shares of common stock at $1.00 per share. As of June 30, 2000, the offering was over-subscribed and the Company had received a total of $1,412,415 in subscription deposits (net of refunded subscriptions). The Company elected to exercise its right under the terms of the offering to accept only a portion of each subscriber's subscription, and to allow each of them to apply the un-accepted portion towards the purchase price of the warrants issuable with the accepted portion of their subscriptions. As at June 30, 2000, the offering was fully subscribed and subscribers had elected to exercise a total of 415,730 warrants. As at June 30, 2000 a total of 744,238 common shares remained reserved for issue under the offering. The total net proceeds to the Company from this offering, including $415,730 from the exercise of warrants and net of commissions and finders fees, was $1,350,930.

In connection with the purchase of real estate discussed above (See "Note 1 - Operations - Acquisition of Residential Property"), the Company's President, Mr. W. Scott Lawler provided the Company with funds in the aggregate amount of $167,842. These funds were used by the Company to cover the down payment and closing costs associated with such purchase. Subsequent to the quarter ended June 30, 2000, the Company and Mr. Lawler agreed that such funds would be used by the Company as subscription proceeds from Mr. Lawler to purchase 167,482 shares of the Company's common stock at $1.00 per share. The shares are to be issued pursuant to the exempt from registration found in Rule 506 promulgated by the Securities and Exchange Commission under the Securities Act of 1933. The net proceeds to the Company realized from this offering was $167,842, as this offering was made without the use of any agent or salesman and was conducted without any costs, commissions or finders' fees.

Note 4 -Loans Receivable & Loans Receivable - Long Term

Loans Receivable of $293,445 represents the current portion of monies advanced to various unrelated corporations. These amounts bear interest calculated on the daily outstanding principal at 2% above prime rate and have terms of three years from date of the loan. Repayment terms are annually on the last day of each year.

Loans Receivable - Long Term of $699,477 represents the long term portion of monies advanced to various corporations. These amounts bear interest calculated on the daily outstanding principal at 2% above prime rate and have terms of three years from the date of the loans. Repayment terms are annually on the last day of each year.

Note 5 - Long Term Debt

The Company's subsidiary, Capital Canada has a $674,400 ($1 million CDN) demand revolving bank term facility with a Canadian banking institution. Under the terms of the agreement, the facility is initially capped at $202,320 ($300,000 CDN) and will increase pending successful closing of certain oil and gas leases currently under review. This capped amount has been drawn upon and represents $202,320 of the amount of long-term debt reflected on the consolidated balance sheet of the Company. The loan bears interest at the Bank of Canada prime rate plus 1% payable on the last day of each month. The revolving credit facility is subject to an annual review and specifies no repayment terms provided certain covenants related to the facility are met. As collateral security the Company's subsidiary, has pledged a $3,372,000 ($5 Million CDN) floating charge debenture over all of its assets.

Note 6 - Advances Payable

Advances Payable of $86,750 are advances from various unrelated parties that bear no interest and have no stated terms of repayment.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
 AND FINANCIAL DISCLOSURE

Not applicable.

          PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

              INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Model Business Corporation Act of the State of Colorado ("CMBCA") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

The CMBCA provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

The CMBCA provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Company's Articles of Incorporation (incorporated by reference herein) provides for indemnification of directors, officers and other persons as follows:

The Corporation shall indemnify, to the extent permitted by law, any director, officer, agent, fiduciary or employee of the Corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the direction of the Corporation. The Corporation shall further have the authority to the full extent permitted by law to indemnify its directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by them in all other circumstances and to maintain insurance providing such indemnification.

THE COMPANY'S BY-LAWS (INCORPORATED BY REFERENCE HEREIN)
PROVIDES THAT:

AUTHORITY TO INDEMNIFY. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director while serving as a director shall be indemnified against liability.

ADVANCE OF EXPENSES TO DIRECTORS. The Corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) the Indemnitee furnishes to the Corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in Section 6.2 of the Corporation's Bylaws; (2) the Indemnitee furnishes to the Corporation a written undertaking, executed personally by or on behalf of such Indemnitee, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 6.4 of the Corporations Bylaws.

MANDATORY INDEMNIFICATION OF DIRECTORS. The Corporation shall indemnify a person who was wholly-successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

INSURANCE. The Corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who, while a director, officer, employee fiduciary or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent or another domestic or foreign corporation, or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary or agent whether or not the Corporation would have power to indemnify the person against the same liability under Sections 6.2, 6.3 or 6.7 of the Corporation's Bylaws. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this or any other jurisdiction of the United States or elsewhere, including any insurance company in which the Corporation has an equity or any other interest through stock ownership or otherwise.

INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES AND AGENTS OF THE CORPORATION. (a) An officer is entitled to mandatory indemnification under the section above titled "Mandatory Indemnification of Directors" and is entitled to apply for court-ordered indemnification under Section 6.5 of the Corporation's Bylaws, in each case to the same extent as a director; (b) the Corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the Corporation to the same extent as to a director; and (c) the Corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than is provided in the Bylaws, if not inconsistent with public policy, and if provided for by general or specific action of its board of directors or shareholders or by contract.

             OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company has agreed to pay all expenses associated with the preparation and filing of this registration statement, including registration fees, transfer agent's fees, printing and engraving fees and legal and accounting fees. The Selling Shareholders shall be responsible for any commissions or selling fees incurred in connection with the sale of the securities registered under this registration statement.

                    LEGAL OPINION

W. Scott Lawler, the Company's President and General
Counsel, will issue an opinion about the legality of only the shares of common stock offered by the Company.

       RECENT SALES OF UNREGISTERED SECURITIES

>From November 1998 through February 1999, the Company conducted a private placement of shares of the Company's
Common Stock, no par value (the "Shares") pursuant to Rule
506 of Regulation D, promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of
1933 (the "1933 Act"). Sales were made to a total of ten
(10) Canadian citizens. A total of 865,000 shares were sold at a price of $0.10 per share, for gross proceeds of $86,500. The Company paid commissions of $8,590.00 to persons assisting the Company with sales. No other discounts or commissions were paid and no underwriters were utilized.

During 1999, the Company offered each of the purchasers of shares in the private placement an opportunity to rescind their purchases based upon previous statements by the Company that it would not pay commissions on sales of shares. Each of the purchasers declined the Company's rescission offer.

In November 1999, the Company made two (2) private placements of shares of its Common Stock to off-shore entities pursuant to Regulation S promulgated by the SEC under the Securities Act. One of the private placements was for 325,000 shares at $0.10 per share, with the Company incurring commissions and offering expenses of $3,250; the other private placement was for 113,820 units at $0.10 per unit. The units sold under the latter placement consisted of one share and a warrant to acquire a like number of additional shares of common stock at $1.00 per share. No underwriter was utilized in either of these offerings.

On July 22, 1999, the Company commenced a private placement offering, pursuant to Rule 506 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, of up to 2,000,000 of its units, with each unit comprised of one share of common stock and a warrant to purchase an additional share of common stock for $1.00. As of March 31, 2000, the offering was over-subscribed and the Company had received $1,412,415 in subscription deposits. During the quarter ended June 30, 2000, the Company elected to exercise its right under the terms of the offering to accept only a portion of each subscriber's subscription, and to allow each of them to apply the un-accepted portion towards the purchase price of the warrants issuable with their subscriptions to date. As a result, the subscribers had elected to exercise a total of 415,730 warrants. The total proceeds to the Company from this offering, including $415,730 from the exercise of warrants, and net commissions and finders fees, was $1,350,930.

On March 21, 2000, the Company's wholly-owned subsidiary, Capital Canada, purchased an interest in certain oil and gas producing leases and a process facility located in Alberta, Canada, known as Chestermere. As part of the consideration for this purchase, the Company, on June 8, 2000, issued 817,050 shares of its common stock. See, "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION B GENERAL".


    EXHIBITS AND REPORTS ON FORM 8-K.

(a)      Exhibits:

REGULATION
S-B NUMBER          EXHIBIT                           REFERENCE
----------   --------------------------       --------------------------

   3.1        Articles of Incorporation,
              as amended                      Incorporated by
                                              reference to the
                                              Exhibits previously
                                              filed with the
                                              Company's Annual
                                              Report on Form 10-KSB
                                              for the fiscal year
                                              ended December 31, 1990

   3.2       Amended Bylaws                   Incorporated by reference
                                              to the Exhibits previously
                                              filed with the Company's
                                              Annual Report on
                                              Form 10-KSB for the
                                              fiscal year ended
                                              December 31, 1994

   10.1      Management Agreement             Incorporated by reference
             with Mr. Loder                   to the Exhibits previously
                                              filed with the Company's
                                              Annual Report on Form 10-KSB
                                              for the fiscal year ended
                                              December 31, 1998

   10.2      Lease Agreement dated            Incorporated by reference
             January 15, 2000 by and          reference to Exhibit 10.14
             between Capital Reserve Canada   previously filed with
             Limited and 319835 Alberta Ltd.  Company's Annual Report on
                                              Form 10-KSB for the fiscal
                                              year ended December 31, 1999

   10.3      Purchase and Sale Agreement      Incorporated by reference
             dated March 1, 2000 by and       to the Exhibits filed with
             between Capital Reserve          filed with Company's
             Canada Limited and previously    Annual Report on Form
             Stone Canyon Resources Limited   10-KSB for the fiscal
                                              year ended December 31, 1999

   23.       Consent letter of Miller         Filed herewith
              & McCollom

   27.       Financial Data Schedule          Filed herewith

--------------------------
 (b) The following reports on Form 8-K were filed during the last quarter of the period covered by this report.

None.

                            UNDERTAKINGS

The Company undertakes that it shall

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ACalculation of Registration Fee@ table in the effective Registration Statement.

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                             SIGNATURES

In  accordance  with  Section  13 or 15(d)  of the  Exchange
Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                    CAPITAL RESERVE CORPORATION


Dated:   , 2000                    /s/  W. SCOTT LAWLER
                                  ------------------------------
                                  By: W. Scott Lawler, President


In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/ W. SCOTT LAWLER                             , 2000
-----------------------------
W. Scott Lawler, President and
Member of the Board of Directors
(Principal Executive, Financial
and Accounting Officer)



/s/  SHARON M. PATMORE
-----------------------------                   , 2000
Sharon M. Patmore, Director and Secretary





                  INDEX OF EXHIBITS FILED HEREWITH


REGULATION
S-B NUMBER                  EXHIBIT                     REFERENCE
----------           ------------------------     ----------------------
   23                 Consent letter of           Filed  Electronically
                       Miller & McCollom


   27                 Financial Data Schedule     Filed Electronically




                         EXHIBIT 23


To the Board of Directors of Capital Reserve Corporation

We hereby consent to the use in this Form SB-2 of our report dated March 22, 2000 relating to the consolidated financial statements of Capital Reserve Corporation and consolidated subsidiaries, and our Review Report for June 30, 2000.


MILLER AND MCCOLLOM
Denver, Colorado
September 20, 2000